Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of June 15, 2017 (as amended, supplemented or otherwise modified in accordance herewith, this “Support Agreement”) by each of (i) (a) Jack Cooper Holdings Corp., a Delaware corporation (“JCHC”), (b) Jack Cooper Enterprises, Inc., a Delaware corporation (“JCEI”) and (c) the parties listed on Schedule I hereto (the “Guarantor Parties,” and each of the entities in this clause (i) a “Company Party” and collectively, the “Company Parties”); and (ii) the undersigned holders of Existing JCHC Notes (as defined below) issued pursuant to the Existing JCHC Notes Indenture (as defined below) (the “Consenting Noteholders”) with respect to a restructuring of the Company Parties’ outstanding obligations under the Existing Notes (as defined below) and all other claims (as defined in section 101(5) of the Bankruptcy Code) arising thereunder against the Company Parties (the “Restructuring”) as contemplated by the term sheet attached hereto as Exhibit A (the “Term Sheet”). Each party to this Support Agreement may be referred to as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Sheet, which Term Sheet and all annexes thereto are expressly incorporated by reference herein and made a part of this Support Agreement as if fully set forth herein.

RECITALS

WHEREAS, JCHC has issued and outstanding as of the date hereof $375,000,000 principal amount of 9.25% Senior Secured Notes due 2020 (the “Existing JCHC Notes”) pursuant to that certain Indenture, dated as of June 18, 2013 (the “Existing JCHC Notes Indenture”), among JCHC, as issuer, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “JCHC Notes Trustee”);

WHEREAS, JCEI has issued and outstanding as of the date hereof $58,640,415 principal amount of 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “Existing JCEI Notes” and, together with the Existing JCHC Notes, the “Existing Notes”) pursuant to that certain Indenture, dated as of June 10, 2014 (the “Existing JCEI Notes Indenture”), between JCEI, as issuer, and U.S. Bank National Association, as trustee (the “JCEI Notes Trustee”);

WHEREAS, JCHC is party to that certain (i) Amended and Restated Credit Agreement, dated as of June 18, 2013, as amended through the date hereof (the “Wells Fargo Credit Agreement”), by and among JCHC, the borrowers named therein, the lenders named therein, and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as agent; (ii) Credit Agreement, dated as of March 31, 2015, as amended through the date hereof (the “MSDC Credit Agreement”), by and among JCHC, as borrower, the lenders party thereto, and MSDC JC Investments, LLC (“MSD”), as agent; and (iii) Credit Agreement, dated as of October 28, 2016, as amended through the date hereof (the “Solus Credit Agreement” and with the Wells Fargo Credit Agreement and the MSDC Credit Agreement, collectively, the “Senior Secured Debt Documents”), by and among Wilmington Trust, National Association, as agent for Solus Alternative Asset Management LP, a Delaware limited partnership (“Solus” and with MSD and Wells Fargo, collectively, the “Senior Secured Lenders”)  as the lender thereto;

WHEREAS, the Parties have engaged in arm’s length, good faith discussions with respect to a potential restructuring of the Existing Notes;

WHEREAS,  as a result of the discussions between the Parties, the Parties have reached agreement and wish to implement a restructuring of the Existing Notes through either (a) an out-of-court exchange of the Existing Notes (the “Debt Exchange”), or (b) a pre-packaged chapter 11 plan of reorganization (the “Plan”) for the Company Parties and certain of their subsidiaries (in such capacity, the “Debtor Parties”) consummated through voluntary reorganization cases (the “Chapter 11 Cases”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), each upon the terms and conditions set forth in this Support Agreement and the Term Sheet; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Support Agreement and the Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties to this Support Agreement, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.Proposed Restructuring.

1.1The Debt Exchange.

(a)The Debt Exchange will be implemented pursuant to various agreements and related documentation (collectively, the “Transaction Documents”), including, without limitation, (i) an amended and restated offering memorandum for the Debt Exchange, which amended and restated offering memorandum shall also serve as the Disclosure Statement (as defined below), (ii) agreements evidencing the New Secured Notes Offering (as defined in the Term Sheet) with Solus, including, without limitation, the commitment letter, dated as of June 15, 2017, between the Company Parties and Solus (the “Solus Commitment Letter”) the indenture relating to the New Secured Notes and security and collateral documents related thereto, (iii) the documentation necessary or desirable to effectuate the Proposed Amendments (as defined in the Term Sheet), including a supplemental indenture to the Existing JCHC Notes Indenture and a supplemental indenture to the Existing JCEI Notes Indenture (and to the extent that 100% of the Existing JCHC Notes and/or 100% of the Existing JCEI Notes are tendered in the Debt Exchange, a satisfaction and discharge agreement under the Existing JCHC Notes Indenture and/or the Existing JCEI Notes Indenture, as applicable), (iv) agreements governing the New Warrants (as defined in the Term Sheet, the “New Warrants”) to be issued to Solus and the holders of Existing JCHC Notes that are tendered in the Debt Exchange, including the New Warrant Agreement (as defined in the Term Sheet), (v) a separate restructuring support agreement executed by holders that hold only Existing JCEI Notes (the “JCEI Support Agreement”), and (vi) such other definitive documentation (including, without limitation, various releases of the collateral securing the Existing JCHC Notes, requiring consent of the holders of 66-2/3% of the Existing JCHC Notes), as contemplated under this Support Agreement or the Term Sheet, as applicable. Each of the Transaction Documents shall be consistent with this Support Agreement and the Term Sheet and shall be in form and substance satisfactory to the Company Parties and the Required Consenting Noteholders (as defined below); provided,  however, that the Transaction Documents in clause (vi) above shall be in form and substance reasonably satisfactory to the Company Parties and the Required Consenting Noteholders. The Transaction Documents in the foregoing forms, with the foregoing required approvals or otherwise modified pursuant to the terms of this Support Agreement, are collectively referred to herein as the “Approved Transaction Documents.”

(b)The obligations of the Parties to consummate the Debt Exchange shall be conditioned upon the occurrence of the following events, which conditions may be waived by mutual agreement of each of the Company Parties and the Required Consenting Noteholders, in each case in their sole discretion:

(i)each of the Transaction Documents that by its terms is to be effective contemporaneously with or prior to the Amended Offer Effective Date shall be in full force and effect;

(ii)(A)holders of at least 97% of the principal amount of outstanding Existing JCHC Notes shall have (1) validly tendered, and not withdrawn, their Existing JCHC Notes in the Debt Exchange and (2) validly delivered and not revoked consents to the JCHC Notes Proposed Amendments and directed the JCHC Notes Trustee to execute the Existing JCHC Notes Supplemental Indenture relating to the JCHC Notes Proposed Amendments, including the release all the Liens (as defined in the Existing JCHC Notes Indenture) on the Collateral (as defined in the Existing JCHC Notes Indenture) related to such Existing JCHC Notes; (B) the JCHC Notes Trustee shall have executed the Existing JCHC Notes Supplemental Indenture and released all the Liens (as defined in the Existing JCHC Notes Indenture) on the Collateral (as defined in the Existing JCHC Notes Indenture) substantially contemporaneously with the consummation of the Debt Exchange (and to the extent 100% of the Existing JCHC Notes are tendered in the Debt Exchange, a satisfaction and discharge agreement for the Existing JCHC Notes Indenture); (C) holders of at least 97% of the principal amount of outstanding Existing JCEI Notes shall have (1) validly tendered, and not withdrawn, their Existing JCEI Notes in the Debt Exchange and (2) validly delivered and not revoked consents to the JCEI Notes Proposed Amendments and directed the JCEI Notes Trustee to execute the Existing JCEI Notes Supplemental Indenture relating to the JCEI Notes Proposed Amendments; (D) the JCEI Notes Trustee shall have executed the Existing JCEI Notes Supplemental Indenture (and to the extent 100% of the Existing JCEI Notes are tendered in the Debt Exchange, a satisfaction and discharge agreement for the Existing JCEI Notes Indenture); (E) the Company Parties shall have received net proceeds from the New Secured Notes Offering sufficient to fund the cash consideration payable in the Debt Exchange and fees and expenses relating to the Debt Exchange; (F) the satisfaction or waiver by the Company Parties of the “General Conditions” to the Debt Exchange as set forth in the Amended Offering Memorandum;  provided,  however, that paragraph (v)(c) of the “General Conditions” may not be waived by the Company Parties without the prior written consent of the Required Consenting Noteholders; (G) the Company Parties shall have deposited with DTC on the closing date of the Debt Exchange an amount of cash sufficient to pay the cash component of the applicable Total Consideration or the applicable Offer Consideration, as the case may be, payable in and, in respect of Existing JCHC Notes accepted for exchange, the New Warrants deliverable; and (H) the Company Parties shall have deposited with DTC on the closing date of the Debt Exchange an amount of cash sufficient to pay the applicable Total Consideration, payable in and, in respect of Existing JCEI Notes accepted for exchange;

(iii)the Company Parties shall timely pay the Restructuring Expenses (as defined below) as set forth in Section 1.3(a) of this Support Agreement;

(iv)no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Support Agreement, the Term Sheet or any of the Transaction Documents;

(v)prior to or concurrently with the commencement of Debt Exchange, the Company Parties shall have disclosed all “Material, Non-Public Information” as provided in Section 8 of each of the Non-Disclosure Agreements, dated as of May 25, 2017, between JCHC and certain holders of Existing JCHC Notes (the “Non-Disclosure Agreements”);

(vi)the New Secured Notes Offering shall have been consummated contemporaneously with the consummation of the Debt Exchange;

(vii)the Senior Secured Lenders shall have continued to (i) consent to the Restructuring and (ii) agree to forbear from asserting any event of default or taking any actions against their respective collateral under the Senior Secured Debt Documents as a result of the failure of JCHC and the guarantors of the Existing JCHC Notes to pay the interest due with respect to the Existing JCHC Notes on June 1, 2017, this Support Agreement or the consummation of the Restructuring, in each case pursuant to the terms of the waiver agreements, dated as of June 15,

2017, between the Company Parties and the Senior Secured Lenders (the “Waiver Agreements”);

(viii)the JCEI Support Agreement shall not have been terminated;

(ix)the Solus Commitment Letter shall not have been terminated; and

(x)this Support Agreement shall not have been terminated.

1.2The Chapter 11 Cases.

(a)If, either (i) within two (2) business days following the expiration of the Debt Exchange, unless extended in writing by mutual agreement of the Company Parties and the Required Consenting Noteholders, (x) the Debt Exchange has not been consummated and (y) the Company Parties have received votes in favor of the Plan from the holders of the Existing JCHC Notes and the Existing JCEI Notes sufficient to satisfy the requirements of section 1126(c) of the Bankruptcy Code (the “Plan Approval”), or (ii) the Company Parties determine (x) with the prior consent of the Required Consenting Noteholders, that the Debt Exchange will not be consummated successfully or (y) to pursue implementation of the Plan in the Chapter 11 Cases in lieu of the Debt Exchange, the Company Parties, upon receipt of the Plan Approval, will effectuate the Restructuring by commencing, in accordance with the terms of this Support Agreement and the Term Sheet, the Chapter 11 Cases.

(b)In order to effectuate the Chapter 11 Cases, the Company Parties shall solicit the holders of the Existing JCHC Notes and the Existing JCEI Notes prior to the Petition Date (as defined below) and simultaneously with the solicitation for the Debt Exchange for their approval of the Plan. The Plan and the related documents (collectively, including, without limitation, the documents set forth in this Section 1.2(b), the “Plan Documents”), shall include, without limitation, (i) the Plan, (ii) the amended and restated offering memorandum/disclosure statement (the “Disclosure Statement”), (iii) the Transaction Documents, (iv) the ballots and other materials related to the solicitation of votes for the Plan pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Chapter 11 Solicitation”), and (v) any other material agreements, instruments, petitions, motions, pleadings, orders and/or documents that are filed by the Debtor Parties in connection with the Plan and Disclosure Statement or the Chapter 11 Cases, including, but not limited to, (A) a proposed confirmation order approving the Plan and Disclosure Statement (the “Confirmation Order”), (B) any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement including, but not limited to, the plan supplement (the “Plan

Supplement”)1,  (C) any motion (the “DIP Financing Motion”) seeking approval of the Debtor Parties’ use of DIP financing and the interim order (the “Interim DIP Financing Order”) and the final order the (the “Final DIP Financing Order”), (D) a motion (the “Cash Collateral Motion”) seeking approval of the Debtor Parties’ use of cash collateral of the Senior Secured Lenders and the JCHC Notes Trustee and providing adequate protection to the Senior Secured Lenders and the JCHC Notes Trustee and holders of Existing JCHC Notes consisting of, among other things, adequate protection liens and payment of fees and expenses of the Senior Secured Lenders, the JCHC Notes Trustee and the Consenting Noteholders’ professionals and the interim order (the “Interim Cash Collateral Order”) and the final order (the “Final Cash Collateral Order”) approving such motion and (E) a motion (the “RSA Assumption Motion”) seeking approval of the Bankruptcy Court for the Debtor Parties to assume this Support Agreement and the order (the “RSA Assumption Order”) approving such motion.

(c)The Company Parties shall provide to the Consenting Noteholders’ legal counsel drafts of all motions or applications, including proposed orders, and other documents that the Company Parties expect to file with the Bankruptcy Court not less than three (3) business days before the date when the Company Parties expect to file any such motion, application or document, including, for the avoidance of doubt, all first day motions and orders; provided,  however, that in the event that three (3) business days’ notice is impossible or impracticable under the circumstances, the Company Parties shall provide draft copies of any motions, applications, including proposed orders and any other documents the Company Parties expect to file with the Bankruptcy Court to the Consenting Noteholders’ legal counsel within one (1) business day, or as soon as otherwise practicable, before the date when the Company Parties expect to file any such motion, application or document. The Company Parties shall notify the Consenting Noteholders’ legal counsel telephonically or by electronic mail to advise them of the documents to be filed and the facts that make the provision of advance copies not less than three (3) business days before submission impossible or impracticable. The Plan and each of the other Plan Documents shall be in form and substance consistent with the Term Sheet and otherwise satisfactory to the Company Parties and the Required Consenting Noteholders. Each of the Plan Documents with the foregoing required approvals or as otherwise modified in accordance with the terms hereof are referred to herein as the “Approved Plan Documents.” The Approved Plan Documents and the Approved Transaction Documents are collectively referred to herein as the “Definitive Documentation.”

1 The Plan Supplement shall include the compilation of documents and forms of documents, schedules and exhibits, in each case, in a form satisfactory to the Required Consenting Noteholders, to be filed ten calendar days prior to the confirmation hearing, as amended, modified or supplemented from time to time in accordance with the terms of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, (a) any Transaction Documents not filed with the Plan or Disclosure Statement (the “Plan Supplement Transaction Documents”), (b) the schedule of rejected executory contracts and unexpired leases, (c) a list of retained causes of action, (d) the New Warrant Agreement, and (e) the new organizational documents, which shall include the forms of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the reorganized debtors.

(d)The obligations of the Parties to consummate the Plan shall be conditioned upon the satisfaction of the conditions contained in the Term Sheet and the Plan, which conditions may be waived by mutual agreement of each of the Company Parties and the Required Consenting Noteholders, in each case in their sole discretion. Without limiting the generality of the foregoing, the obligations of the Parties to effectuate the Restructuring through the Chapter 11 Cases and confirmation and consummation of the Plan shall be conditioned upon the occurrence of the following events, which conditions may be waived by mutual agreement of each of the Company Parties and the Required Consenting Noteholders, in each case in their sole discretion:

(i)each of the Transaction Documents and the Plan Documents that by its terms is to be effective contemporaneously with or prior to the Plan Effective Date (as defined below) shall be in full force and effect;

(ii)the Company Parties shall have received votes in favor of the Plan from the holders of the Existing JCHC Notes and the Existing JCEI Notes in the Chapter 11 Solicitation sufficient to have received Plan Approval and the Bankruptcy Court shall have entered the Confirmation Order;

(iii)the Company Parties shall timely pay the Restructuring Expenses as set forth in Section 1.3(a) of this Support Agreement;

(iv)prior to or concurrently with the commencement of the Chapter 11 Cases, the Company Parties shall have disclosed all “Material, Non-Public Information” as provided in Section 8 of each of the Non-Disclosure Agreements;

(v)the New Secured Notes Offering shall have been consummated contemporaneously with the consummation of the Plan;

(vi)the Senior Secured Lenders shall have continued to (i) consent to the Restructuring and the consummation of the Restructuring and (ii)  agree to waive any default or event of default under the Senior Secured Debt Documents as a result of the failure of JCHC and the guarantors of the Existing JCHC Notes to pay the interest due with respect to the Existing JCHC Notes on June 1, 2017, in each case in accordance with the Waiver Agreements;

(vii)the JCEI Support Agreement shall not have been terminated;

(viii)the Solus Commitment Letter shall not have been terminated; and

(ix)this Support Agreement shall not have been terminated.

1.3Support of the Restructuring, Term Sheet and Definitive Documentation.

(a)Obligations of the Company Parties. Until the Termination Date (as defined below), each Company Party, jointly and severally, agrees to use reasonable best efforts to support and consummate the Restructuring contemplated under this Support Agreement and the Term Sheet, including (i) the solicitation of tenders, consents and acceptances, as applicable, from the holders of the Existing Notes in the Debt Exchange and/or other documentation required to consummate the Restructuring either out-of-court or in connection with the Plan; (ii) to commence the Chapter 11 Cases if required in accordance with Section 1.2 above; (iii) to consummate the New Secured Notes Offering; (iv) if the Chapter 11 Cases are commenced, (x) to file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions in all respects consistent with the terms of the Term Sheet and which shall be in form and substance reasonably acceptable to the Company Parties and Required Consenting Noteholders and (y) to file and seek approval on an interim and final (to the extent applicable) basis of the DIP Financing Motion, Cash Collateral Motion and the RSA Assumption Motion, in all respects consistent with the terms of the Term Sheet and which shall be in form and substance acceptable to the Company Parties and Required Consenting Noteholders; (v) if the Chapter 11 Cases are commenced, to file with the Bankruptcy Court and seek approval of the Plan and Disclosure Statement, each of which shall be in form and substance acceptable to the Company Parties and Required Consenting Noteholders; (vi) to support and consummate the restructuring transactions contemplated under this Support Agreement, the Plan (if applicable) and the Term Sheet; (vii) except as expressly permitted in Section 3 hereof, not to, directly or indirectly, take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring or the transactions embodied in the Term Sheet, or the Plan (if applicable), including, but not limited to, soliciting, or causing or allowing any of its agents or representatives to solicit, encourage or initiate, any offer or proposal from, or entering into any agreement with, any person or entity concerning any actual or proposed chapter 11 plan or restructuring transaction other than the Restructuring, or filing any pleading or document with respect to, or proposing, joining in, or participating in the formation of, any actual or proposed chapter 11 plan or restructuring transaction other than the Restructuring, including, without limitation, (x) any chapter 11 plan, reorganization, restructuring, or liquidation involving JCHC or any of the Company Parties, (y) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of JCHC or any of the Company Parties, or (z) a merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment, or similar transaction (including the sale of all or substantially all of the assets of JCHC or the Company Parties whether through one or more transactions) involving JCHC or any of the Company Parties (the foregoing, together, an “Alternative Transaction”) and to promptly provide copies of any such offer or proposal relating to an Alternative Transaction to legal counsel to the Consenting Noteholders; (viii) not to take any action or make any filing or commence any action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the Existing JCHC Notes, or otherwise seeking to restrict the rights of holders of the Existing JCHC Notes; and (ix) timely pay all documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Company Parties) (collectively, the “Restructuring Expenses”) of the following professionals and advisors to the Consenting Noteholders: (a) Akin Gump Strauss Hauer & Feld LLP and one local law firm, as legal counsel to the Consenting Noteholders, and (b) Perella Weinberg Partners LP and CDG Group, LLC, as the financial advisors retained on behalf of the Consenting Noteholders; provided, however, that all outstanding invoices of the Consenting Noteholders’ professionals and advisors shall be paid in full immediately prior to the Petition Date.

(b)Obligations of Consenting Noteholders. Until the Termination Date, each Consenting Noteholder, severally and not jointly, in its capacity as a holder of Existing Notes hereby agrees to: (i) use commercially reasonable efforts to support and consummate the Restructuring contemplated by the Term Sheet and all of the transactions contemplated herein and therein, including, the Debt Exchange and, if necessary, the filing of the Chapter 11 Cases, and upon receipt of the amended and restated offering memorandum (which shall also be the Disclosure Statement for the Chapter 11 Solicitation), promptly deliver consents to the applicable Proposed Amendments and promptly tender in the Debt Exchange all Existing Notes held by such Consenting Noteholder; (ii) if and when solicited, and subject to the acknowledgements set forth in Section 7 hereof, timely vote all claims for which such Consenting Noteholder has voting power in favor of the Plan; (iii) not pursue, propose, support, or encourage the pursuit, proposal, or support of any chapter 11 plan or other restructuring or reorganization for or the liquidation of any Company Party or object to, or support any other person’s efforts to oppose or object to, in each case, directly or indirectly, confirmation of the Plan, the Restructuring or any of the transactions contemplated herein; (iv) not object to, or not support any other person’s efforts to oppose or object to (as applicable) the DIP Financing Motion, if any, and Cash Collateral Motion and entry of the Interim and Final DIP Financing Orders, if any, and Cash Collateral Orders in form and substance satisfactory to the Company Parties, Wells Fargo and the Required Consenting Noteholders; (v) not object to the “first day” motions or any other motions that are not inconsistent with this Support Agreement and the Term Sheet filed by the Debtor Parties in furtherance of the Restructuring; (vi) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring or the Plan, or that is otherwise materially inconsistent with the terms of this Support Agreement and the Term Sheet or any of the transactions contemplated herein; and (vii) not, directly or indirectly, propose, support, solicit, encourage, initiate or participate in any offer or proposal from, or enter into any agreement with, any person or entity concerning any actual or proposed Alternative Transaction. Notwithstanding anything else in this Support Agreement, in the event of a termination of this Support Agreement other than a Company Termination Event pursuant to Section

2.2(a), each Consenting Noteholder shall have the right to withdraw any consent, tender, agreement or vote in support of the Restructuring in its sole and absolute discretion and the Company Parties agree that they shall not oppose such withdrawal or revocation.

(c)Forbearance. The Consenting Noteholders agree not to accelerate under the Existing JCHC Notes Indenture, and to direct the JCHC Notes Trustee not to accelerate the Existing JCHC Notes, agree not to accelerate under the Existing JCEI Notes Indenture, to direct the JCEI Notes Trustee not to accelerate the Existing JCEI Notes, agree not to instruct the JCEI Notes Trustee to exercise remedies under the Existing JCEI Notes Indenture and agree not to instruct the JCHC Notes Trustee to exercise remedies under the Existing JCHC Notes Indenture. In consideration of the covenants set forth in this Section 1.3(c), the Company Parties agree to pay the JCHC Forbearance Fee and the JCEI Forbearance Fee to each Consenting Noteholder upon the effective date of the Plan (the “Plan Effective Date”).

(d)Additional Obligations of Each of the Parties. Until the Termination Date, each of the Parties agrees, severally and not jointly, to negotiate in good faith each of the Definitive Documentation.

(e)Nothing in this Support Agreement shall (i) be construed to prohibit any Party from contesting whether any matter or action is a breach of, or is inconsistent with, this Support Agreement or the Term Sheet, (ii) be construed to prohibit any Party from appearing as a party-in-interest in any manner to be adjudicated in the Chapter 11 Cases so long as, from the Support Agreement Effective Date (as defined below) until the occurrence of a Termination Event (as defined below) applicable to such Party, such appearance and the positions advocated in connection therewith are not for the purpose of hindering, delaying, or preventing the consummation of the transactions contemplated by this Support Agreement and the Term Sheet and are not inconsistent with this Support Agreement or (iii) impair or waive the rights of any Party to (x) assert or raise any objection permitted under this Support Agreement in the Chapter 11 Cases or (y) prevent such Party from enforcing this Support Agreement against any other Party.

(f)The Parties agree that this Support Agreement does not constitute a commitment to, nor shall it obligate any of the Consenting Noteholders to, provide any new financing or credit support or act as an agent under the New Secured Notes Offering.

Section 2.Termination Events.

2.1Consenting Noteholder Termination Events.

The occurrence of any of the following shall be a “Consenting Noteholder Termination Event”:

(a)at 11:59 p.m. (Eastern Time) on June 15, 2017, unless the Company Parties have commenced the Debt Exchange and the Chapter 11 Solicitation by mailing to The Depository Trust Company (“DTC”) the Amended Offering Memorandum;

(b)if the consummation of the Debt Exchange has not occurred by 11:59 p.m. (Eastern Time) on July 7, 2017, then (provided that a Consenting Noteholder Termination Event has not occurred pursuant to the proviso in Section 2.1(d) as a result of the failure to occur of any of the conditions set forth in Section 1.1(b)(i), (iii), (iv), (vii),  (viii) and (ix)):

(i)11:59 p.m. (Eastern Time) on July 7, 2017, unless the Company Parties shall have received votes in favor of the Plan from the holders of the Existing JCHC Notes and the Existing JCEI Notes in the Chapter 11 Solicitation sufficient to receive Plan Approval;

(ii)11:59 p.m. (Eastern Time) on July 7, 2017, unless legal counsel to the Consenting Noteholders shall have received a certificate, dated as of July 7, 2017, from an officer of the Company Parties addressed to the Consenting Noteholders stating that the New Secured Notes Priority Leverage Ratio (as used in the Solus Commitment Letter) does not exceed 4.50 to 1.00 based upon the Updated Forecast  (prepared as of July 7, 2017 in good faith based upon reasonable assumptions and “addbacks”, in each case, consistent with past EBITDA forecasts) after giving effect on a pro forma basis to (a) the Plan and (b) the payment of all fees and expenses in connection therewith;

(iii)11:59 p.m. (Eastern Time) on July 12, 2017, unless JCHC has commenced the Chapter 11 Cases (such filing date, the “Petition Date”);

(iv)three (3) business days after the Petition Date, or such later date to which the Required Consenting Noteholders agree in writing, unless prior thereto the Bankruptcy Court has entered the Interim DIP Financing Order and/or Cash Collateral Order, authorizing the Debtor Parties to use the DIP financing and/or cash collateral on an interim basis, and scheduling a final hearing with respect to such matters;

(v)thirty-five (35) calendar days after the Petition Date, or such later date to which the Required Consenting Noteholders agree in writing, unless prior thereto the Bankruptcy Court has entered the Final DIP Financing Order and/or Final Cash Collateral Order, authorizing the Debtor Parties to use DIP financing and/or cash collateral on a final basis;

(vi)August 21, 2017, or such later date to which the Required Consenting Noteholders agree in writing, unless prior thereto the Bankruptcy Court has entered the Confirmation Order;

(vii)September 5, 2017, or such later date to which the Required Consenting Noteholders agree in writing, unless prior thereto the Plan Effective Date has occurred;

(viii)any amendment or modification of the Debt Exchange, the Disclosure Statement or the Plan or any material documents related to the Plan, notices, exhibits or appendices, or any of the Definitive Documentation, or the filing of a pleading by any Debtor Party that seeks to amend or modify any of the foregoing in a manner that is inconsistent with this Support Agreement or the Term Sheet, in each case without the consent of the Required Consenting Noteholders;

(ix)following the occurrence of an Event of Default as defined in the Interim or Final Cash Collateral Order (that is not otherwise cured or waived in accordance with the terms thereof), the termination of the Debtor Parties’ right to use cash collateral;

(x)any order approving the Plan or the Disclosure Statement, or the Confirmation Order, is (A) amended or modified without the consent of the Required Consenting Noteholders; or (B) reversed, permanently stayed, dismissed, or vacated, each unless the Court enters a new order approving the Plan or Disclosure Statement, or a new Confirmation Order, as applicable, which order shall be in form and substance reasonably satisfactory to the Required Consenting Noteholders;

(xi)any order of the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, (A) dismissing any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code, (D) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code, (E) vacating or modifying the Interim Cash Collateral Order or Final Cash Collateral Order, as applicable, or (F) making a finding of fraud or willful misconduct by any executive, officer or director of the Company Parties or related to the Company Parties;

(xii)(A) a filing by any Company Party of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the Existing JCHC Notes or the documents related thereto or, any other cause of action against and/or seeking to restrict the rights of holders of the Existing JCHC Notes in their capacity as such (or if any Company Party supports any similar motion, application or adversary proceeding commenced by any third party or consents to the standing of any third party to bring any similar motion) or (B) an order of the Bankruptcy Court sustaining any such motion, application or adversary proceeding filed by a third party; and

(xiii)the filing of a motion or application by any Company Party seeking approval of debtor in possession financing on an interim or final basis without the consent of the Required Consenting Noteholders;

(c)any Company Party materially breaches any of its obligations hereunder, including any action by any Company Party that is inconsistent with JCHC’s obligations pursuant to Section 1 hereof, that (to the extent curable),  remains uncured for a period of five (5) business days after written notice and a description of such breach is provided to the Company Party,  provided, that the Consenting Noteholders may not seek to terminate this Support Agreement based on a breach of this Support Agreement by a Company Party arising primarily out of the Consenting Noteholders’ own action in breach of this Support Agreement;

(d)the failure to occur of any of the conditions set forth in Section 1.1(b) unless the Company Parties commence the Chapter 11 Cases within the time period provided in Section 1.2(a) to effectuate the Restructuring, provided, however, that notwithstanding the foregoing, a Consenting Noteholder Termination Event shall be deemed to have occurred and this Support Agreement shall be subject to termination as provided in Section 2.4(b) upon the failure to occur of any of the conditions set forth in Section 1.1(b)(i), (iii), (iv), (vii),  (viii) and (ix);

(e)the failure to occur of any of the conditions set forth in Section 1.2(d) unless the Debt Exchange has been consummated;

(f)upon any Company Party or any of their respective subsidiaries (i) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as provided for in this Support Agreement, (ii) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (iii) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company Parties or any of their respective subsidiaries for a substantial part of its assets, or (v) making a general assignment for the benefit of creditors;

(g)any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in this Support Agreement, the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company Parties to the reasonable satisfaction of the Required Consenting Noteholders; and

(h)upon the termination by the Company Parties of this Support Agreement in accordance with Section 3.

2.2Company Termination Events.

The occurrence of any of the following shall be a “Company Termination Event” and together with any Consenting Noteholder Termination Event, a “Termination Event”:

(a)one or more of the Consenting Noteholders materially breaches any of its material obligations herein that would reasonably be expected to have an adverse impact on the timely consummation of the Restructuring that (to the extent curable) remains uncured for a period of five (5) business days after written notice and a description of such breach is provided to the Consenting Noteholders, provided, that the Company Parties may not seek to terminate this Agreement based on a breach of this Support Agreement by a Consenting Noteholder arising primarily out of the Company Parties’ own action in breach of this Support Agreement, and provided,  further, that so long as non-breaching Consenting Noteholders continue to hold at least 66 2/3% of the principal amount of Existing JCHC Notes, such termination shall be effective only with respect to the breaching Consenting Noteholders;

(b)any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be remedied by the Company Parties subject to the satisfaction of the Company Parties and the Required Consenting Noteholders;

(c)termination of the Solus Commitment Letter by Solus or entry of an order by the Bankruptcy Court granting one or more of the Senior Secured Lenders relief from the automatic stay for the purpose of exercising rights against their respective collateral; and

(d)if the Chapter 11 Cases are filed, ninety (90) calendar days after the Petition Date, unless prior thereto the Plan Effective Date has occurred.

2.3Consensual Termination.

In addition to any Termination Event set forth herein, this Support Agreement shall (a) terminate effective upon a written agreement of the Company Parties and the Required Consenting Noteholders to terminate this Support Agreement and (b) automatically terminate with respect to all Parties immediately following either the Amended Offer Effective Date or the Plan Effective Date, as applicable (the “Restructuring Effective Date”).

2.4Termination Event Procedures.

(a)Company Termination Event Procedures. Upon the occurrence of any Company Termination Event, the termination of this Support Agreement shall be effective upon delivery of written notice to legal counsel to the Consenting Noteholders by the Company Parties (the date of the effectiveness of such termination, the “Company Termination Date”).

(b)Consenting Noteholder Termination Event Procedures. Upon the occurrence of a Consenting Noteholder Termination Event, this Support Agreement shall terminate five (5) business days after legal counsel to the Consenting Noteholders shall have given written notice to counsel to the Company Parties of the intent of the Required Consenting Noteholders to terminate this Support Agreement (which notice shall include the purported breach under this Support Agreement), and the breach giving rise to the right to so terminate this Support Agreement (to the extent curable) shall not have been cured during the five (5) business day period after receipt of such notice (the date of termination hereof, the “Consenting Noteholder Termination Date,” and the first date of termination of this Support Agreement pursuant to a Company Termination Date, a Consenting Noteholder Termination Date or in accordance with Section 2.3 hereof, the “Termination Date”). The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice hereunder.

(c)On the Termination Date, this Support Agreement shall forthwith become void and of no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Support Agreement, and there shall be no liability or obligation on the part of any Party hereto; provided, that in no event shall any such termination relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination or preclude any Party from seeking specific performance or any other remedy available under applicable law for breach of this Support Agreement, notwithstanding any termination of this Support Agreement by any other Party; provided,  further, that notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 8.11, in which case the Termination Event so waived shall be deemed not to have occurred, this Support Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. Upon the Termination Date (other than a Termination Date that occurs as a result of the consummation of the Restructuring), any and all consents, tenders, waivers, forbearances and votes delivered by a Consenting Noteholder automatically shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company Parties. Upon the occurrence of a Termination Event under this Support Agreement, the Restructuring Expenses shall be immediately due and payable for work through the date of termination. For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code in the event the Chapter 11 Cases are commenced shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.

Section 3.JCHC’s Fiduciary Obligations.

Notwithstanding anything to the contrary herein, (a) (i) the Company Parties and each respective board thereof shall be permitted to take (or permitted to refrain from taking) any action with respect to the Restructuring to the extent such board determines, in good faith based upon advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including its fiduciary duties, and may take such action without incurring any liability and (ii) the officers and employees of the respective Company Party shall not be required to take any actions inconsistent with applicable law; and (b) to the extent that such fiduciary obligations require a Company Party or its board of directors to terminate such Company Party’s obligations under this Support Agreement and the Term Sheet, such Company Party may do so without incurring any liability to any Consenting Noteholder under this Support Agreement or the Term Sheet. In the event that such Company Party or its board of directors determines that its fiduciary duties require the Company Party to terminate this Support Agreement (or to otherwise not perform their obligations under this Support Agreement), the Company Party shall provide five (5) business days’ written notice to legal counsel to the Consenting Noteholders. Upon termination of this Support Agreement pursuant to this Section 3, all obligations of each Party hereunder shall immediately terminate without further action or notice.

Section 4.Effectiveness of Support Agreement; Extension of Waiver Agreements.

4.1Conditions Precedent to Support Agreement.

The obligations of the Parties and the effectiveness of the Support Agreement are subject to the following conditions:

(a)The execution and delivery of signature pages for this Support Agreement by (i) the Company Parties and (ii) Consenting Noteholders that collectively hold no less than 66 2/3% of the aggregate principal amount of the JCHC Notes (the date upon which such condition is satisfied, the “Support Agreement Effective Date”);

(b)The Senior Secured Lenders shall have executed and delivered to the Company Parties the Waiver Agreements in form reasonably satisfactory to the Company Parties and the Required Consenting Noteholders pursuant to which each of the Senior Secured Lenders, individually, shall have (i) consented to the Restructuring and (ii) agreed to forbear from asserting any event of default or taking any actions against their respective collateral under the Senior Secured Debt Documents as a result of the failure of JCHC and the guarantors of the Existing JCHC Notes to pay the interest due with respect to the Existing JCHC Notes on June 1, 2017, this Support Agreement or the consummation of the Restructuring, in each case in accordance with the Waiver Agreements; and

(c)Solus shall have executed and delivered to the Company Parties the Solus Commitment Letter.

Section 5.Representations, Warranties and Covenants.

5.1Power and Authority.

Each Party, severally and not jointly, represents, warrants and covenants to each other Party that, as of the date of this Support Agreement, (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.2Enforceability.

Each Party, severally and not jointly, represents, warrants and covenants to each other Party, that this Support Agreement is its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.

5.3Governmental Consents.

Each Party, severally and not jointly, represents, warrants and covenants to each other Party that, to its knowledge as of the date of this Support Agreement, its execution, delivery, and performance of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) any of the foregoing as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) any of the foregoing as may be necessary and/or required in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan, (iii) filings with applicable state authorities, and other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of JCHC, and (iv) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely, individually or in the aggregate, to materially delay or materially impair the ability of any Party hereto to consummate the transactions contemplated hereby.

5.4Ownership.

(a)Each Consenting Noteholder, severally and not jointly, represents, warrants and covenants to the Company Parties that, without limiting the ability to sell, transfer or assign any of the Existing Notes or any other claims against or interests in the Company Parties (collectively, the “Holdings”), subject to Section 8 below, (i) such Party is the legal and beneficial owner of the Holdings in the principal amounts indicated on such Party’s signature page hereto, or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Holdings to the terms of this Support Agreement, (ii) such Party (x) has and shall maintain full power and authority to vote on and consent to or (y) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Holdings and to exchange, assign and transfer such Holdings, and (iii) other than pursuant to this Support Agreement, such Holdings are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Party’s performance of its obligations contained in this Support Agreement.

5.5No Material Misstatement or Omission.

Each Company Party, jointly and severally, represents, warrants and covenants as follows:

(a)None of the material or information provided by or on behalf of the Company Parties to the Consenting Noteholders contained in, or incorporated by reference into, the Disclosure Statement, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made therein when taken as a whole from being materially misleading, in each case, as of such date; and

(b)The consolidated financial statements (including, in each case, any notes thereto) contained in, or incorporated by reference into, the Disclosure Statement were prepared: (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a historically consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the Securities and Exchange Commission (the “SEC”) to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case, such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of JCHC and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

5.6Additional Company Party Covenants.

(a)From and after the date hereof and until the consummation of the Restructuring, the Company Parties will operate the businesses of JCHC and its subsidiaries in the ordinary course and consistent with past practice, other than (i) as contemplated in this Support Agreement or consistent with effectuating the Debt Exchange or the Plan or (ii) with the consent of the Required Consenting

Noteholders, and keep the Consenting Noteholders reasonably informed about the operations of the Company Parties and provide Consenting Noteholders such information regarding the operations of the Company Parties or the Restructuring as may be reasonably requested.

(b)From and after the date hereof and until the consummation of the Restructuring, (i) JCEI and JCHC will not make or declare any dividends, distributions or other payments on account of their equity and (ii) other than in the ordinary course of business and consistent with past practice, the Company Parties will not enter into any affiliate transactions or make any payments to any of their affiliates unless such affiliate transaction would otherwise be permitted pursuant to Section 4.11 of the Existing JCHC Notes Indenture.

5.7Cash and Cash Equivalents.

Each Company Party, jointly and severally, represents, warrants and covenants that it believes, to its knowledge after reasonable inquiry, upon the Restructuring Effective Date the Company Parties will have sufficient cash and cash equivalents from the proceeds of the New Secured Notes Offering and cash on hand to consummate the Restructuring and pay the fees and expenses relating to the Restructuring (including, for the avoidance of doubt, the Restructuring Expenses).

Section 6.Remedies.

It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of posting a bond, for any such breach. The Parties agree that for so long as a Party has not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), and has taken such actions as are reasonably required or desirable for the enforcement hereof, then no such Party shall have any liability for damages hereunder in the event a court determines that this Support Agreement is found by a court of competent jurisdiction, on a final and non-appealable basis, not enforceable. For the avoidance of doubt, any and all remedies and liability for breach of this Support Agreement shall survive any termination of this Support Agreement.

Section 7.Acknowledgement.

This Support Agreement, the Term Sheet and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not (i) a solicitation of votes for the acceptance of the Plan or any Chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise, or (ii) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

Section 8.Miscellaneous Terms.

8.1Assignment; Transfer Restrictions.

(a)Each Consenting Noteholder hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Holdings to any third party that is not a Consenting Noteholder unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a joinder in the form of Exhibit B hereto (the “Joinder”) to the Company Parties and legal counsel to the Consenting Noteholders prior to or contemporaneously with the execution of an agreement (or trade confirmation) in respect of the relevant transfer.  Upon execution of a Joinder, the transferee shall be deemed to be a Consenting Noteholder for purposes of this Support Agreement, except as otherwise set forth or limited herein. For the avoidance of doubt, each Consenting Noteholder may freely sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) any Holdings to any other Consenting Noteholder notwithstanding the foregoing.

(b)Any sale, assignment, transfer, hypothecation or other disposition (including by participation) of any Holdings that does not comply with the procedures set forth in Section 8.1(a) hereof shall be deemed void ab initio.

(c)Any person that receives or acquires Holdings pursuant to a sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings by a Consenting Noteholder hereby agrees to be bound (and shall be deemed to be bound regardless of whether it executes and delivers a Joinder) by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”). The Joining Party shall be deemed to be a Party for all purposes under this Support Agreement except as otherwise set forth or limited herein. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Support Agreement that occurs prior to such transfer and any remedies with respect to such claim) under this Support Agreement to the extent of such transferred rights and obligations.

(d)With respect to the Holdings of any Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings, the Joining Party hereby makes (and is deemed to have made) the representations and warranties of the Consenting Noteholders, as applicable, set forth in Section 5 hereof to the Company Parties.

(e)This Support Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Holdings; provided that any such Holdings shall automatically be deemed to be subject to the terms of this Support Agreement.

(f)Notwithstanding anything to the contrary herein, a Qualified Marketmaker (as defined below) that acquires any of the Holdings with the purpose and intent of acting as a Qualified Marketmaker for such Holdings shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Support Agreement if such Qualified Marketmaker transfers such Holdings (by purchase, sale, assignment, participation, or otherwise) to a Consenting Noteholder or a transferee that executes a Joinder as provided herein. As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (or enter with customers into long and short positions in claims against the Company Parties), in its capacity as a dealer or market maker in claims against the Company Parties and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

8.2No Third Party Beneficiaries.

Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Parties. No other person or entity shall be a third party beneficiary.

8.3Entire Agreement.

This Support Agreement, including exhibits and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement;  provided,  however, that any confidentiality agreements, including, for the avoidance of doubt, the Non-Disclosure Agreements, executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

8.4Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.5Settlement Discussions.

This Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement or obtain entry by the Bankruptcy Court of the RSA Assumption Order pursuant to the RSA Assumption Motion or in connection with the confirmation of the Plan.

8.6Reservation of Rights.

(a)Except as expressly provided in this Support Agreement or in any applicable confidentiality agreement, nothing herein is intended to, does or shall be deemed in any manner to limit (i) the ability of a Consenting Noteholder to consult with other Consenting Noteholders or the Company Parties, (ii) the rights of a Consenting Noteholder to be heard as a party in interest in the Chapter 11 Cases, or (iii) the rights of a Consenting Noteholder to defend against any objection to, or estimation of, any of its Holdings, in each case so long as such consultation, appearance or defense is consistent with the Consenting Noteholder’s obligations under this Support Agreement.

(b)If the transactions contemplated by this Support Agreement and in the Term Sheet are not consummated as provided herein, if a Termination Date occurs, or if this Support Agreement, or a Party’s obligations under this Support Agreement, is otherwise terminated for any reason, each Party fully reserves any and all of its respective rights, remedies and interests (if any) under the Existing JCHC Notes Indenture and Existing JCEI Notes Indenture, respectively, any other relevant Holdings, applicable law and in equity.

8.7Governing Law; Waiver of Jury Trial.

(a)The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties arising out of this Support Agreement, whether sounding in contract, tort or otherwise.

(b)This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York and without regard to any conflicts of law provision or principle that would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to Section 8.7(c) hereof, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Support Agreement.

8.8Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives; provided,  however, that nothing contained in this Section 8.8 shall be deemed to permit any transfer, tender, vote or consent, of any claims or interests other than in accordance with the terms of this Support Agreement.

8.9Relationship Among Consenting Noteholders.

Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Consenting Noteholders under this Support Agreement shall be several, not joint and (b) none of the Consenting Noteholders shall have any duty, whether a fiduciary duty or otherwise, to any other Consenting Noteholder, any Company Party or any of their respective subsidiaries or any other lender, creditor, stakeholder, person or entity simply by being a party to this Support Agreement or in connection with the transactions contemplated hereby. In addition, nothing in this Support Agreement shall limit the ability of any Consenting Noteholder to trade securities, bank debt or other financial instruments of the Company Parties, subject to Section 8.1 hereof.

8.10Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.11Amendments, Modifications and Waivers.

Except as otherwise specified herein, this Support Agreement (including, without limitation, the Term Sheet) may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company Parties and the Consenting Noteholders representing a majority of the principal amount of Existing JCHC Notes held by the Consenting Noteholders on the date hereof (collectively, the “Required Consenting Noteholders”);  provided,  however, that if one or more of the Consenting Noteholders on the date hereof transfers Holdings pursuant to Section 8.1, “Required Consenting Noteholders” shall be a majority of the principal amount of Existing JCHC Notes held by such non-transferring Consenting Noteholders on the date hereof;  provided,  further, that if the modification, amendment, supplement or waiver at issue materially and adversely impacts the treatment or rights of any Consenting Noteholder disproportionately to other Consenting Noteholders, the agreement in writing of such Consenting Noteholder whose treatment or rights are disproportionately impacted shall also be required for such modification, amendment, supplement, or waiver to be effective.

8.12Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

8.13Notices.

Unless otherwise set forth herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the applicable addresses set forth below; or (b) sent by facsimile transmission or email to the parties listed below with a confirmatory copy delivered by overnight courier.

If to the Company Parties, to:

Jack Cooper Enterprises, Inc.
630 Kennesaw Due West Road
Kennesaw, Georgia 30152
Attention:	Theo A. Ciupitu, Executive Vice President and General Counsel
Email:	tciupitu@jackcooper.com

with a copy to:

King & Spalding LLP
1180 Peachtree Street, 33rd Floor
Atlanta, Georgia 30309
Attention:	Keith Townsend
Sarah Borders
Telecopy:	(404) 572-5100
E-mail:	ktownsend@kslaw.com
sborders@kslaw.com

If to any Consenting Noteholder, to the email address set forth on its signature page, with a copy to (for informational purposes only):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10005
Attention:	Danny Golden
Lisa Beckerman
Stephen Kuhn
Telecopy:	(212) 872-1002
E-mail:	dgolden@akingump.com
lbeckerman@akingump.com
skuhn@akingump.com

8.14Disclosure of Consenting Noteholder Information.

(a)Unless required by applicable law or regulation, each Party agrees to keep confidential the amount of all Holdings in the Company Parties held (beneficially or otherwise) by any Consenting Noteholder absent the prior written consent of such Consenting Noteholder. If JCHC determines that it is required to attach a copy of this Support Agreement to any document or public filing in connection with the Restructuring, it will redact any reference to a specific Consenting Noteholder and such holder’s Holdings. The foregoing shall not prohibit JCHC from disclosing the aggregate claims or interests of all Consenting Noteholders as a group. The Parties’ obligations under this Section 8.14 shall survive termination of this Support Agreement.

(b)Notwithstanding the foregoing, the Company Parties will submit to counsel for the Consenting Noteholders all press releases, public filings, public announcements or other communications with any news media in each case to be made by the Company Parties relating to this Support Agreement or the transactions contemplated hereby and any amendments thereof for prior approval by the Consenting Noteholders. The Consenting Noteholders shall not use the name of the Company Parties in any press release without the Company Parties’ prior written consent. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company Parties and any Consenting Noteholder.

8.15Continued Banking Practice.

Notwithstanding anything herein to the contrary, each Consenting Noteholder and its affiliates may accept deposits from, lend money to, and generally engage in any kind of lending, investment banking, trust or other business with, or provide debt financing (including debtor in possession financing), equity capital or other services (including financial advisory services) to any Company Party or any affiliate of any Company Party or any other person, including, but not limited to, any person proposing or entering into a transaction related to or involving any Company Party or any affiliate thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

JACK COOPER ENTERPRISES, INC.

By:
Name:
Title:

JACK COOPER HOLDINGS CORP.

By:
Name:
Title:

AUTO HANDLING CORPORATION

By:
Name:
Title:

JACK COOPER LOGISTICS, LLC

By:
Name:
Title:

JACK COOPER TRANSPORT COMPANY, INC.

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

PACIFIC MOTOR TRUCKING COMPANY

By:
Name:
Title:

JACK COOPER SPECIALIZED TRANSPORT, INC.

By:
Name:
Title:

AUTO EXPORT SHIPPING, INC.

By:
Name:
Title:

AXIS LOGISTIC SERVICES, INC.

By:
Name:
Title:

JACK COOPER CT SERVICES, INC.

By:
Name:
Title:

JACK COOPER RAIL AND SHUTTLE, INC.

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

CARPILOT, INC.

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

[CONSENTING NOTEHOLDER]

As a Consenting Noteholder

___________________________________

By:

Name:

Title:

Principal amount of Existing JCHC Notes: $_________________

Principal amount of Existing JCEI Notes: $__________________

Notice Address:

Attn:
Fax:
Email:

Custodian Contact Information:

Representative:
DTC Participant No:
Fax:
Email:

[Signature Page to Restructuring Support Agreement]

Schedule I

Auto Handling Corporation

Jack Cooper Logistics, LLC

Jack Cooper Transport Company, Inc.

Pacific Motor Trucking Company

Jack Cooper Specialized Transport, Inc.

Auto Export Shipping, Inc.

Axis Logistic Services, Inc.
Jack Cooper CT Services, Inc.

Jack Cooper Rail and Shuttle, Inc.

Carpilot, Inc.

EXHIBIT A

TERM SHEET

Term Sheet for Proposed Restructuring

This term sheet (this “Term Sheet”) sets forth the principal terms and conditions of the agreed upon transactions described herein by and among the Company and the Consenting Noteholders with respect to a proposed Restructuring (the “Restructuring”) for Jack Cooper Enterprises, Inc. (“JCEI”) and Jack Cooper Holdings Corp. (“JCHC” and together with JCEI and their respective subsidiaries the “Company”).  Reference is made to the Restructuring Support Agreement dated June 15, 2017 (the “JCHC Support Agreement”) by and among the Company and the Consenting Noteholders.  Unless otherwise indicated, terms used but not defined herein shall have the meaning set forth in the JCHC Support Agreement. The implementation of the terms of the Restructuring as reflected herein are subject to the agreements and consents reflected herein and in the Support Agreements (defined below).

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAW. THIS TERM SHEET IS PROVIDED IN CONFIDENCE AND MAY NOT BE DISTRIBUTED WITHOUT THE EXPRESS WRITTEN CONSENT OF THE COMPANY AND THE CONSENTING NOTEHOLDERS. THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS.  ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET IS SUBJECT TO ONGOING REVIEW AND APPROVAL BY, AND IS

NOT BINDING UPON, THE COMPANY, AND THE CONSENTING NOTEHOLDERS IS SUBJECT TO MATERIAL CHANGE, AND IS BEING DISTRIBUTED FOR DISCUSSION PURPOSES ONLY.

Tender and Exchange Offers

Overview

The Company shall amend the terms of the currently outstanding offer to purchase any and all of the outstanding JCEI Notes (as amended, the “Amended Tender Offer”) and the offer to exchange any and all of the outstanding Existing JCHC Notes (as amended the “Amended Exchange Offer” and together with the Amended Tender Offer, the “Amended Offers”).

Offering Memorandum

The key terms of the Amended Offers shall be included in an amended and restated offer to purchase and offering memorandum, and disclosure statement (the “Amended Offering Memorandum”) distributed to all holders of Existing Notes.

The Company shall distribute the Amended Offering Memorandum to all holders of Existing Notes and launch the Amended Offers on or prior to June 15, 2017 (the “Launch Date”). The Amended Offers will remain open for a minimum of 10 business days and will be settled promptly after the expiration time, which is expected to be no later than the third business day after the expiration time (the “Amended Offer Restructuring Effective Date”).

Total Amended Exchange Offer Consideration

Each Eligible Holder (as such term is defined in the Amended Offering Memorandum) of Existing JCHC Notes that (a) timely and validly tenders their Existing JCHC Notes in the Amended Exchange Offer, (b) delivers a Consent, (c) votes to accept the Plan (as defined below) and (d) is an initial signatory or delivers a joinder to the JCHC Support Agreement ((a)-(d) hereof being the “Exchange Offer Total Consideration Conditions”) shall receive as total consideration for each $1,000 principal amount of Existing JCHC Notes tendered (i) $550 in cash and (ii) 0.825 warrants[2] (the “Exchange Warrants”) to purchase shares of Class B common stock of JCEI, par value $0.0001 per share (the “Exchange Offer Total Consideration”). No accrued and unpaid interest on the Existing JCHC Notes shall be paid in connection with the Amended Exchange Offer.

Total Amended Tender Offer Consideration

Each Eligible Holder of Existing JCEI Notes that (a) timely and validly tenders their Existing JCEI Notes in the Amended Tender Offer, (b) delivers a Consent (as defined below), (c) votes to accept the Plan and (d) delivers a signature page to the JCEI Support Agreement (as defined below) ((a)-(d) hereof being the “Tender Offer Total Consideration Conditions” and together with the Exchange Offer Total Consideration Conditions, the “Total Consideration Conditions”) shall receive as total consideration for each $1,000 principal amount of Existing JCEI Notes tendered $150 in cash (the “Tender Offer Total Consideration” and together with the Exchange Offer Total Consideration, the “Total Consideration”). No accrued and unpaid interest on the Existing JCEI Notes shall be paid in connection with the Amended Tender Offer.

2 NOTE:  Assuming 100% participation in the Amended Exchange Offer, will equal an aggregate of 10% of the outstanding common stock of JCEI on a fully-diluted basis.

Consent Payment / Forbearance Fee

For each $1,000 principal amount of Existing Notes for which the Total Consideration Conditions have been satisfied (each holder that satisfies is referred to herein as a “Participating Holder”), Participating Holders will be eligible to receive the applicable Total Consideration, which includes a Consent Payment or Forbearance Fee, as applicable, equal to (a) $11.50 in cash in the case of the Existing JCEI Notes and (b) $50 in cash in the case of the Existing JCHC Notes.  The Consent Payment shall be payable to Participating Holders pursuant to the Amended Offers if the Minimum Threshold (as defined below) is satisfied or waived and the Amended Offers are consummated.  To the extent that the transactions contemplated by this Term Sheet are consummated pursuant to the Plan in lieu of the Amended Offers, Participating Holders shall instead receive the Forbearance Fee.

Holders that are not Participating Holders shall only be eligible to receive the applicable Total Consideration less the applicable Consent Payment or Forbearance Fee, as applicable (the “Offer Consideration”) in the Amended Offers or the Plan, as applicable.

Exchange Warrants

The Exchange Warrants will be issued under a Warrant Agreement (the “New Warrant Agreement”) between JCEI and The Bank of New York Mellon Trust Company N.A., as warrant agent (the “New Warrant Agent”).  The Exchange Warrants will have the same terms and conditions as those warrants being issued to Solus connection with New Secured Notes Offering. Each Exchange Warrant represents the right to purchase one share of Class B Common Stock at an initial exercise price of $0.01 per share. Each Exchange Warrant is exercisable beginning six months from the date of issuance and will have a term of ten years after it becomes exercisable. The Exchange Warrants will be delivered, in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants. The New Warrant Agreement must be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion.

New Secured Notes

The cash portion of the aggregate Total Consideration and Offer Consideration payable in respect of the Amended Offers shall be funded through cash on hand and an offering (the “New Secured Notes Offering”) of 13.75% Senior Secured Notes due 2023 in the amount of up to approximately $227.5 million (the “New Secured Notes”), which shall be secured by all, or substantially all, of the Company’s assets.  Pursuant to a commitment letter dated June 15, 2017, Solus Alternative Asset Management LP (“Solus”) has agreed to purchase 100% of the New Secured Notes issued in connection with the New Secured Notes Offering.  The proceeds from the New Secured Notes Offering will be sufficient to fund the aggregate cash portion of aggregate Total Consideration and Offer Consideration payable in respect of the Amended Offers.

Minimum Tender Condition

The Amended Offers shall include a minimum tender condition of 97% of the principal amount of the Existing JCHC Notes tendered in the Amended Exchange Offer and 97% of the principal amount of the Existing JCEI Notes tendered in the Amended Tender Offer (collectively, the “Minimum Threshold”).

Waiver Agreements	The Senior Secured Lenders shall execute and deliver the Waiver Agreements to the Company.
Prepackaged Plan Support and Execution of Support Agreements

Pursuant to the Amended Offers, JCHC and JCEI shall (a) solicit votes to accept the Plan and (b) solicit the execution and delivery of a joinder to the JCHC Support Agreement and/or a signature page to the JCEI Support Agreement from holders of the Existing Notes other than the Consenting Noteholders.

Consent Solicitations

JCEI shall solicit, upon the terms and subject to the conditions set forth in the Amended Offering Memorandum, consents (the “JCEI Notes Consents”) to (a) certain proposed amendments (the “JCEI Notes Proposed Amendments”) to the Existing JCEI Notes and the Indenture, dated as of June 10, 2014, relating to the Existing JCEI Notes (the “Existing JCEI Notes Indenture”), between JCEI and  U.S. Bank National Association, as trustee, which shall (i) eliminate substantially all of the restrictive covenants in the Existing JCEI Notes Indenture, and (ii) delete certain events of default and (b) waive certain rights and release claims.

JCHC shall solicit, upon the terms and subject to the conditions set forth in Amended Offering Memorandum, consents (the “JCHC Notes Consents” and, together with the JCEI Notes Consents, the “Consents”) to: (a) certain proposed amendments (the “JCHC Notes Proposed Amendments” and, together with the JCEI Notes Proposed Amendments, the “Proposed Amendments”) to the Existing JCHC Notes and the Indenture, dated as of June 18, 2013, relating to the Existing JCHC Notes (the “Existing JCHC Notes Indenture” and, together with the Existing JCEI Notes Indenture, the “Existing Notes Indentures”), among JCHC, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, which shall (i) eliminate substantially all of the restrictive covenants in the Existing JCHC Notes Indenture and (ii) delete certain events of default; (b) the release of the collateral securing the obligations of JCHC and the guarantors under the Existing JCHC Notes (the “Collateral Release”) and (c) waive certain rights and release claims, including the right to receive any and all unpaid interest on the Existing JCHC Notes from and including December 1, 2017 and the right to any claims or remedies against JCHC provided in the Existing JCHC Notes Indenture stemming from the Company’s failure to pay interest on the Existing JCHC Notes when due, subject to applicable law.

If the requisite Consents necessary under the Existing JCEI Notes are received and accepted and the other conditions to the Amended Tender Offer are satisfied, then JCEI and the trustee under the Existing JCEI Notes will execute and deliver a supplemental indenture to the Existing JCEI Notes Indenture (the “Existing JCEI Notes Supplemental Indenture”) giving effect to the JCEI Notes Proposed Amendments subject to applicable law.

If the requisite Consents necessary under the Existing JCHC Notes are received and accepted and the other conditions to the Amended Exchange Offer are satisfied, then JCHC, the guarantors of the Existing JCHC Notes and the trustee under the Existing JCHC Notes Indenture will execute and deliver a supplemental indenture to the Existing JCHC Notes Indenture (the “Existing JCHC Notes Supplemental Indenture”) giving effect to the JCHC Notes Proposed Amendments and the Collateral Release, subject to applicable law. In addition, JCHC, the guarantors of the Existing JCHC Notes, and the trustee and collateral agent will amend or terminate, as the case may be, the Security Documents (as defined in the Existing JCHC Notes Indenture), to effectuate the Collateral Release pursuant to the Existing JCHC Notes Indenture.

JCEI Support Agreement

In connection with the Amended Offers, JCEI shall enter into a support agreement with the holders of Existing JCEI Notes that elect to participate in the Amended Tender Offer (the “JCEI Support Agreement” and together with the JCHC Support Agreement, the “Support Agreements”). The JCEI Support Agreement shall include, among other things (a) a forbearance, (b) restrictions on transferring the Existing Notes and (c) an agreement to participate in the Amended Offers, deliver their Consents and vote in favor of the Plan.

Holders of Existing JCEI Notes that are party to the JCHC Support Agreement will not be required to enter into the JCEI Support Agreement.

General Conditions	The Amended Offers are also conditioned upon the satisfaction of certain other General Conditions (as defined in the Amended Offering Memorandum) set forth in the Amended Offering Memorandum.

Pre-Packaged Bankruptcy

Restructuring Summary

In the event the conditions to the Amended Offers are not satisfied, but the requisite approvals from each of the Existing JCHC Notes and the Existing JCEI Notes for acceptance of the Plan (as defined below) are received or JCEI and JCHC otherwise determine to consummate the Restructuring through the Plan, JCEI, JCHC, and certain of their subsidiaries (each, a “Debtor” and, collectively, the “Debtors”) will file cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101-1532 (the “Bankruptcy Code”) to effectuate the Restructuring through the Plan.

Prior to the Launch Date, the Debtors and the Consenting Noteholders shall execute the JCHC Support Agreement, pursuant to which (i) the Debtors shall agree to pursue and implement the Plan, the terms of which shall be in form and substance consistent with this Term Sheet and (ii) the Consenting Noteholders shall agree to support and vote in favor of the Plan.

In order to effectuate the Chapter 11 Cases and confirmation of the Plan, the Company shall solicit the holders of the Existing JCHC Notes and the Existing JCEI Notes prior to the Petition Date and simultaneously with the solicitation for the Amended Offers for their approval of the Plan.  Holders of the Existing JCHC Notes and Existing JCEI Notes tendering in the Amended Offers shall, unless already party to the JCHC Support Agreement, also execute a signature page/and or joinder to the JCHC  Support Agreement or the JCEI Support Agreement, as applicable.

The Chapter 11 Cases will be funded by cash on hand (through the use of cash collateral) or debtor in possession financing.

Venue	The Company shall commence Chapter 11 Cases in the United States Bankruptcy Court for the District of Delaware.
Plan Effective Date	Date that the Plan is substantially consummated, which is anticipated to be within 50 days after the Chapter 11 Cases are commenced (the “Petition Date”).
Debt to Be Restructured

(1)the Existing JCHC Notes, which consist of $375,000,000 principal amount of 9.25% Senior Secured Notes due June 1, 2020 issued by JCHC.

(2) the Existing JCEI Notes, which consist of $58,640,415 principal amount of 10.50%/11.25% Senior PIK Toggle Notes due March 15, 2019 issued by JCEI.

In addition, the Prepetition ABL Credit Facility (as defined below), the Prepetition MSD Term Loan Facility (as defined below), and the Prepetition Solus Term Loan Facility (as defined below) shall each be reinstated consistent with section 1124(2) of the Bankruptcy Code.

Post-Emergence Capital Structure

(1)ABL Credit Facility in the principal amount of $70 million (the “Prepetition ABL Credit Facility”) as evidenced by that certain Amended and Restated Credit Agreement, as may be amended and supplemented from time to time, including, without limitation, that certain certain Amended and Restated Amendment Number Five to Amended and Restated Credit Agreement and Amendment Number Two to Amended and Restated Security Agreement by and among  certain of the Debtors, the Prepetition ABL Facility Lenders, the Prepetition ABL Facility Agent, and the other parties thereto, dated as of June 15, 2017) (the “Prepetition ABL Credit Agreement”), entered into as of June 18, 2013 by the Debtors, Wells Fargo Capital Finance, LLC, as the administrative agent (the “Prepetition ABL Facility Agent”), lead arranger and sole bookrunner, and the lenders thereto (the “Prepetition ABL Facility Lenders”).

(2) MSD Term Loan Facility in the principal amount of $62.5 million (the “Prepetition MSD Term Loan Facility”) as evidenced by that certain Credit Agreement, dated as of March 31, 2015 (as amended, restated, modified or supplemented from time to time, including, without limitation, that certain Amendment No. 3 to the Prepetition MSD Term Loan Credit Agreement, by and among  certain of the Debtors, the Prepetition MSD Term Loan Lenders, the Prepetition MSD Term Loan Agent, and the other parties thereto, dated as of June 15, 2017)), among certain of the Debtors, MSDC JC Investments, LLC, as agent (“Prepetition MSD Term Loan Agent”), and the lenders thereto (“Prepetition MSD Term Loan Lenders”).

(3) Solus Term Loan Facility in the principal amount of $41.0 million (the “Prepetition Solus Term Loan Facility”) as evidenced by that certain Credit Agreement, dated as of October 28, 2016, (as amended, restated, modified or supplemented from time to time, including, without limitation, that certain Amendment No. 3 to the Prepetition MSD Term Loan Credit Agreement, by and among  certain of the Debtors, the Prepetition MSD Term Loan Lenders, the Prepetition MSD Term Loan Agent, and the other parties thereto, dated as of June 15, 2017), among certain of the Debtors, Wilmington Trust, National Association, as agent (“Prepetition Solus Term Loan Agent”), and the lenders thereto (“Prepetition Solus Term Loan Lenders”).[3]

3 As used herein, the term “Prepetition Lender Parties” shall mean, collectively, the Prepetition ABL Facility Agent, the Prepetition ABL Facility Lenders, the Prepetition MSD Term Loan Agent, the Prepetition MSD Term Loan Lenders, the Prepetition Solus Term Loan Agent and the Prepetition Solus Term Loan Lenders.

(4) New Secured Notes as evidenced by the 13.75% Senior Secured Notes due 2023 in the aggregate principal amount as of the Effective Date of approximately $227.5 million issued pursuant to that certain Indenture, dated as of the Effective Date, by and among Reorganized JCHC as issuer, certain of the Debtors as subsidiary guarantors, and U.S. Bank National Association as the indenture trustee.

(5) Class A Common Stock (which would be amended prior to commencing the Chapter 11 Cases to provide 100 votes per share).

(6) Class B Common Stock (which would be amended prior to commencing the Chapter 11 Cases to provide 1 vote per share).

(7) Warrants (including Plan Warrants (as defined below)) exercisable for Class B Common Stock.

(8) Options exercisable for Class B Common Stock.

CLASSIFICATION/TREATMENT/VOTING
Administrative Claims (Unclassified)

Treatment.  On the Plan Effective Date or as soon as reasonably practicable thereafter, except to the extent a holder of an allowed administrative claim (including claims arising under section 503(b)(9) of the Bankruptcy Code) has been paid during the Chapter 11 Cases or such holder agrees to less favorable treatment, payment in full,  in cash.

Classification/Voting:  Unclassified; unimpaired, non-voting.

Priority Tax Claims (Unclassified)	Treatment. Priority tax claims shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. Classification/Voting: Unclassified; unimpaired, non-voting.
Classified Claims and Interests
Class 1 – Other Priority Claims

Treatment.  On the Plan Effective Date or as soon as reasonably practicable thereafter, except to the extent a holder of an allowed other priority claim described in section 507(a) of the Bankruptcy Code already has been paid during the Chapter 11 Cases or agrees to less favorable treatment, payment in full, in cash.

Voting.  Unimpaired; non-voting, presumed to accept.

Class 2 – Other Secured Claims

Treatment.  On the Plan Effective Date, except to the extent that a holder of an allowed other secured claim agrees to less favorable treatment, (i) cure and reinstate pursuant to section 1124(2) of the Bankruptcy Code or (ii) such other treatment to render such secured claim unimpaired pursuant to section 1124(1) of the Bankruptcy Code.

Voting. Unimpaired; non-voting, presumed to accept.

Class 3A – Prepetition ABL Credit Facility Claims

Allowance.  The Prepetition ABL Credit Facility claims shall be allowed in the aggregate principal amount of not less than $69,764,131 million, plus interest, fees, costs, charges and other Prepetition ABL Credit Agreement Obligations (as defined in the Prepetition ABL Credit Agreement) arising under the Prepetition ABL Credit Agreement documents including, for the avoidance of doubt, interest accruing after the commencement of the Chapter 11 Cases, at the non-default rate provided for the Prepetition ABL Credit Agreement documents less any principal payments made on or after June 15, 2017; provided that if the Plan Effective Date does not occur by September 5, 2017, all accrued and unpaid interest, including interest from and including June 1, 2017 (and interest accruing after the commencement of the Chapter 11 Cases), shall be allowed at the default rate provided for in the Prepetition ABL Credit Agreement documents.

Treatment.  On the Plan Effective Date or as soon as reasonably practicable thereafter, except to the extent that a holder of an allowed Prepetition ABL Facility claim has already been paid during the Chapter 11 Cases pursuant to an order of the Bankruptcy Court or such holder, together with the Debtors, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its allowed Prepetition ABL Facility claim, the Debtors will, pursuant to section 1124(2) of the Bankruptcy Code, reinstate their Prepetition ABL Credit Agreement Obligations and each holder of an allowed Prepetition ABL Facility claim shall receive reinstatement of its allowed Prepetition ABL Facility claim in accordance with section 1124(2) of the Bankruptcy Code (including any cash necessary to satisfy the requirements for reinstatement) or such other distribution as necessary to render such Prepetition ABL Facility claim unimpaired pursuant to section 1124(1) of the Bankruptcy Code and satisfy the requirements of section 1129 of the Bankruptcy Code.  Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated allowed Prepetition ABL Facility claim shall be paid or made, as applicable, either (1) on the Plan Effective Date or (2) such other date as may be mutually agreed to by such holder of Prepetition ABL Facility claims and the Debtors or Reorganized Debtors, as applicable.

Voting. Unimpaired; non-voting, presumed to accept.

Class 3B – MSD Term Loan Facility Claims

Allowance.  The Prepetition MSD Term Loan Claims shall be allowed in the aggregate principal amount of not less than $62.5 million, plus accrued and unpaid interest and fees with respect thereto or any other premium, fee, make-whole, Applicable Premium or penalty payments (if any) otherwise required by the terms of the Prepetition MSD Term Loan Credit Agreement documents, costs, charges and other Prepetition MSD Term Loan Claims arising under the Prepetition MSD Term Loan Credit Agreement documents, including, for the avoidance of doubt, interest accruing after the commencement of the Chapter 11 Cases, at the non-default rate provided for the Prepetition MSD Term Loan Credit Agreement documents less any principal payments made on or after June 15, 2017; provided that if the Plan Effective Date does not occur by September 5, 2017, all accrued and unpaid interest, including interest from and including June 1, 2017 (and interest accruing after the commencement of the Chapter 11 Cases), shall be allowed at the default rate provided for in the Prepetition MSD Term Loan Credit Agreement documents.

Treatment.  On the Plan Effective Date or as soon as reasonably practicable thereafter, except to the extent that a holder of an allowed Prepetition MSD Term Loan claim has already been paid during the Chapter 11 Cases or such holder, together with the Debtors, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its allowed Prepetition MSD Term Loan claim, each holder of an allowed Prepetition MSD Term Loan claim shall receive reinstatement of its allowed Prepetition MSD Term Loan claim in accordance with section 1124(2) of the Bankruptcy Code (including any cash necessary to satisfy the requirements for reinstatement) and such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated allowed Prepetition MSD Term Loan claim shall be paid or made, as applicable, either (1) on or as soon as practicable after the Plan Effective Date or (2) such other date as may be mutually agreed to by such holder and the Debtors or Reorganized Debtors, as applicable.

Voting.  Unimpaired; non-voting, presumed to accept.

Class 3C – Solus Term Loan Facility Claims[4] in the amount of $41 MM

Allowance.  The Solus Term Loan Facility claims shall be allowed in the principal amount of not less than $41.0 million,  plus accrued and unpaid interest and fees with respect thereto or any other premium, fee, make-whole or penalty payments (if any) otherwise required by the terms of the Prepetition Solus Term Loan Credit Agreement documents, costs, charges, and other Prepetition Solus Term Loan Claims arising under the Prepetition Solus Term Loan Credit Agreement documents, including, for the avoidance of doubt, interest accruing after the commencement of the Chapter 11 Cases, at the non-default rate provided for the Prepetition Solus Term Loan Credit Agreement Documents less any principal payments made on or after June 15, 2017; provided that if the Plan Effective Date does not occur by September 5, 2017, all accrued and unpaid interest, including interest from and including June 1, 2017 (and interest accruing after the commencement of the Chapter 11 Cases), shall be allowed at the default rate provided for in the Prepetition Solus Term Loan Credit Agreement documents.

Treatment.  On the Plan Effective Date or as soon as reasonably practicable thereafter, except to the extent that a holder of an allowed Prepetition Solus Term Loan claim has already been paid during the Chapter 11 Cases or such Holder, together with the Debtors, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its allowed Prepetition Solus Term Loan claim, each holder of an allowed Prepetition Solus Term Loan claim shall receive reinstatement of its allowed Prepetition Solus Term Loan claim in accordance with Section 1124(2) of the Bankruptcy Code (including any cash necessary to satisfy the requirements for reinstatement) and such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated allowed Prepetition Solus Term Loan claim shall be paid or made, as applicable, either (1) on or as soon as practicable after the Plan Effective Date or (2) such other date as may be mutually agreed to by such holder and the Debtors or Reorganized Debtors, as applicable.

Voting.  Unimpaired; non-voting, presumed to accept.

4 As used herein the term “Prepetition Lender Claims” shall mean, collectively, the ABL Credit Facility Claims, the MSD Term Loan Facility Claims, and the Solus Term Loan Facility Claims.

Class 4 – Prepetition JCHC Notes Claims (Secured Claim)

Allowance.  Claims under the Prepetition JCHC Notes shall be allowed in the principal amount of $375 million.

Treatment.  On the Plan Effective Date, all of the Existing JCHC Notes shall be cancelled and discharged, and except to the extent that a holder of an allowed Existing JCHC Notes claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its allowed Existing JCHC Notes claim, each holder of an allowed JCHC Notes claim shall receive for each $1,000 principal amount of such holder’s Prepetition JCHC Notes claim (i) $500 in cash and (ii) 0.825 of Plan Warrants (the “Plan Warrants”)[5]  (“Class 4 Distribution”).

Voting.  Impaired; entitled to vote.

Class 5 – Prepetition JCEI Notes Claims (Secured Claim)

Allowance. Claims under the Prepetition JCEI Notes shall be allowed in the principal amount of $58,640,415 million.

Treatment.  On the Plan Effective Date, all of the Existing JCEI Notes shall be cancelled and discharged, and except to the extent that a holder of an allowed Existing JCEI Notes claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its allowed Existing JCEI Notes claim, each holder of an allowed Existing JCEI Notes claim shall receive for each $1,000 principal amount of such holder’s Existing JCEI Notes claim $138.50 in cash (“Class 5 Distribution”).

Voting.  Impaired; entitled to vote.

5 The Plan Warrants shall be substantially similar to the Exchange Warrants to be issued in the Amended Exchange Offer, subject to certain non-substantive formatting differences in the form of New Warrant Agreement for the Plan Warrants as compared to the Exchange Warrants, and subject further to certain differences in the treatment of the Plan Warrants as compared to the Exchange Warrants under applicable securities laws and regulations.  The Plan Warrants will be delivered in book-entry form through DTC.  The New Warrant Agreement for the Plan Warrants must be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion.

. Unimpaired; non-voting, presumed to accept.
Class 6 General Unsecured Claims

Treatment.  On the Plan Effective Date or as soon as reasonably practicable thereafter, except to the extent that a holder of an allowed General Unsecured Claim (as defined in the Plan) has already been paid during the Chapter 11 Cases or such holder, together with the Debtors, agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for its allowed General Unsecured Claim, each holder of an allowed General Unsecured Claim shall receive, at the Debtors’ option: (i) payment in full, in cash, of the unpaid portion of its allowed General Unsecured Claim; (ii) reinstatement of its allowed General Unsecured Claim pursuant to section 1124(2) of the Bankruptcy Code (including any cash necessary to satisfy the requirements for reinstatement), (iii) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code or (iv) other treatment, as decided by the Debtors and the holder of such General Unsecured Claim to their mutual satisfaction, such that the General Unsecured Claim shall be rendered unimpaired pursuant to section 1124(1) of the Bankruptcy Code.  Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim or any distributions due pursuant to clause (i) or (iii) above shall be paid or made, as applicable, either on or as soon as practicable after, the latest of (1) the Plan Effective Date; (2) the date on which such General Unsecured Claim becomes allowed; (3) the date on which such General Unsecured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by the holder of such General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable.

Voting. Unimpaired; non-voting, presumed to accept.

Class 7 – Intercompany Claims

Treatment.  On the Plan Effective Date, all intercompany claims shall remain unaffected and the holder thereof shall retain all legal, equitable and contractual rights to which holders of such intercompany claim are otherwise entitled.

Voting. Unimpaired; non-voting, presumed to accept.

Class 8 – Existing Equity Interests in Debtor Subsidiaries

Treatment.  On the Plan Effective Date, all existing equity interests in Debtor subsidiaries shall be unaffected and the holders thereof shall retain all legal, equitable and contractual rights to which holders of such interest are otherwise entitled.

Voting. Unimpaired; non-voting; presumed to accept.

Class 9 – Existing Equity in JCEI

Treatment. On the Plan Effective Date, all existing equity interests in JCEI shall be unaffected and the holder thereof shall retain all legal, equitable and contractual rights to which holders of such interest are otherwise entitled.

Voting. Unimpaired; non-voting; presumed to accept.
Releases and Related Provisions
Releases

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Plan Effective Date, the Debtors, the Reorganized Debtors, and any person seeking to exercise the rights of their estates, including, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors, their estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or equity interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission or the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or equity interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of claims and equity interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Definitive Documentation, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence taking place on or before the Plan Effective Date other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes criminal conduct, actual fraud, willful misconduct, or gross negligence.

“Released Parties” means, collectively, (a) each Debtor and Reorganized Debtor; (b) the Debtors’ current and former officers and directors; (c) the Prepetition ABL Facility Agent; (d) the Prepetition ABL Facility Lenders; (e) the Prepetition MSD Term Agent; (f) the Prepetition MSD Term Loan Lenders; (g) the Prepetition Solus Term Agent; (h) the Prepetition Solus

Term Loan Lenders; (i) the JCHC Notes Trustee; (j) the JCEI Notes Trustee; (k) the Riggs Entities; (l) the parties to the JCHC Support Agreement; (m) the parties to the JCEI Support Agreement; (n) any holder of any DIP Claim; (o) Initial New Secured Notes Purchasers, and (p) with respect to each of the foregoing entities in clauses (a) through (o), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such.      “Riggs Entities” means each of (i) T. Michael Riggs and any family member of Mr. Riggs, (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or persons holding a majority controlling or beneficial interest of which are referred to in clause (i) and (iii) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act) which is controlled by any of the persons referred to in the immediately preceding clauses (i) and (ii); in each case in their capacities as holders of existing equity interests and other claims.

“Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  For the avoidance of doubt, “Causes of Action” includes:  (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to claims or interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any fraudulent transfer or similar claim under state, federal, or other applicable law.

Third Party Releases

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Plan Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors, their estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or equity interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission or the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or equity  interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of claims and equity interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Definitive Documentation, or related agreements, instruments or other documents, or upon any other act or omission, transaction, or occurrence taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes criminal conduct, willful misconduct, actual fraud, or gross negligence.

Exculpation	Customary exculpation provisions, including all Released Parties to the extent permitted by applicable law.
Discharge	Customary discharge provisions.
Injunction	Customary injunction provisions, including all Released Parties.
General Provisions / Means for implementation
Funding of Class 4 Distribution and Class 5 Distribution	Subject to the terms and conditions of the Commitment Letter, proceeds of the New Secured Notes will be used on the Plan Effective Date to pay the Class 4 Distribution and Class 5 Distribution.

JCHC Notes Trustee and JCEI Notes Trustee

On the Plan Effective Date, all reasonable fees and expenses of the JCHC Notes Trustee and the JCEI Notes Trustee incurred before the Plan Effective Date (and their counsel) shall be paid in full by the Debtors in Cash without reduction to the distributions to the holders of Existing JCHC Notes Claims and Existing JCEI Notes Claims, as applicable.

Cancellation of Instruments, Certificates and Other Documents

On the Plan Effective Date, except to the extent otherwise provided above, all instruments, certificates, and other documents evidencing debt or equity interests in the Debtors shall be cancelled, and the obligations of the Debtors thereunder, or in any way related thereto, shall be discharged.

Board of Directors of Reorganized JCEI

The directors and officers of each of the Reorganized Debtors shall be the same directors and officers of each such Reorganized Debtor prior to the Plan Effective Date until replaced or removed in accordance with each such Reorganized Debtor’s organizational documents.

Charter; Bylaws

The charter, bylaws, and/or other organizational documents of each of the Debtors shall be amended and restated in a manner consistent with section 1123(a)(6) of the Bankruptcy Code and shall otherwise be satisfactory to the Requisite Consenting Noteholders.

Exemption from SEC Registration; Private Company Status

The issuance of all securities under the Plan will be exempt from SEC registration under section 1145 of the Bankruptcy Code.

The Reorganized Debtors shall be private, non-SEC reporting companies on the Plan Effective Date, provided that certain of the Reorganized Debtors will contractually agree to provide periodic reports and other specified information to holders of the New Secured Notes and Plan Warrants pursuant to the Indenture governing the New Secured Notes and the New Warrant Agreement, respectively.

Executory Contracts and Unexpired Leases	All executory contracts and unexpired leases shall be assumed unless otherwise selected by the Debtors in their sole discretion for rejection.
Compensation and Benefits Programs

All employee wages, compensation, and benefit programs in place as of the Petition Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Plan Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans

Employment Agreements	All employment agreements in place as of the Petition Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Plan Effective Date.

EXHIBIT B

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of June [●], 2017 by and among each of the Company Parties and the Consenting Noteholder signatory thereto (as amended, supplemented or otherwise modified, the “Support Agreement), is executed and delivered by __________________ (the “Joining Party”) as of _________ __, 2017. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Consenting Noteholder” and a Party for all purposes under the Support Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Holdings held by the Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition (including by participation) of such Holdings, listed on the signature page hereto, the Joining Party hereby makes the representations and warranties, as applicable, to the Company Parties set forth in Section 5 of the Support Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Institution:

___________________________________

By:
Name:

Title:

Principal amount of Existing JCHC Notes: $__________________

Principal amount of Existing JCEI Notes: $__________________

VOI #:__________________________

Notice Address:

Attn:
Fax:
Email:

Custodian Contact Information:

Representative:
DTC Participant No:
Fax:
Email:

ANNEX I

Restructuring Support Agreement